UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 15, 2008
Asyst Technologies, Inc.
(Exact Name of Registrant, as Specified in Charter)

California	000-22430	94-2942251
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

46897 Bayside Parkway, Fremont, California (Address of Principal Executive Offices)		94538 (Zip Code)
Registrant’s telephone number, including area code: (510) 661-5000
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On July 27, 2007, we entered into a credit agreement with KeyBank National Association, acting as lead manager and administrative agent for a five-year $137.5 million multi-currency senior secured credit facility. This credit agreement provides for an $85 million term loan facility and a $52.5 million revolving credit facility. On April 30, 2008, we amended the credit agreement to reduce or increase, as the case may be, the aggregate principal amount of Japanese Yen borrowings available to us and outstanding at any time under the term loan credit facility, based on fluctuations in the applicable foreign currency exchange rates. Accordingly, after giving effect to the applicable foreign currency exchange rate, the outstanding principal amount of Yen borrowings may not exceed the term loan commitment amount of $85 million. In addition, as part of this first amendment we also reduced the principal amount of borrowing available to us under the revolving credit facility from $52.5 million to $27.5 million. Under the credit agreement, we may request borrowings under either facility denominated in either U.S. Dollars or Japanese Yen.
On October 15, 2008 we effected the previously announced agreement to amend, pursuant to a second amendment, certain terms of the credit agreement, including increasing the applicable interest rate by approximately two percent per annum and amending covenants related to minimum EBITDA, minimum liquidity, consolidated interest coverage and maximum debt to capitalization, and to increase scheduled principal payments on the term loan during calendar 2009. This second amendment is deemed effective as of October 15, 2008, and each covenant modification is effective as of our fiscal quarter ended September 30, 2008. A copy of the press release announcing the amendment is filed hereto as Exhibit 99.1. A copy of the amendment is attached as Exhibit 99.1.
As of October 15, 2008 (after giving effect to the amendment and scheduled principal amortization under the credit agreement), we have $110.4 million available to us under the term loan and revolving credit facilities, and we are fully drawn on both facilities as of that date. As part of this amendment, we have agreed to increase the scheduled principal payments on the term loan during calendar 2009 by a minimum amount of $10 million (which will have the effect of similarly reducing the amount available to us under the term loan). The actual amount by which the principal payments increase during calendar 2009 will be determined by the Company’s EBITDA performance in each quarter of calendar 2009, and could be higher.
In addition to the term and revolving credit facilities with KeyBank, we have additional lines of credit available through our subsidiaries in Japan. The total available borrowing capacity under these additional lines of credit is approximately 8.9 billion Japanese Yen as of October 15, 2008 (or approximately U.S. $87.0 million at the exchange rate as of that date), of which we have borrowed and outstanding approximately 8.1 billion Japanese Yen (or approximately U.S. $79.1 million at the exchange rate as of that date). The applicable interest rates for these Japan lines of credit are variable based on the Tokyo Interbank Offered Rate (TIBOR), plus margins of 0.30 percent to 1.25 percent. We are not required to provide any collateral related to the lines of credit in Japan. These lines of credit generally require our subsidiaries in Japan to provide financial statements on a quarterly or semi-annual basis, and in some cases stipulate that borrowings may not be used for inter-company transfers, loans or dividends between our subsidiaries.
Item 8.01. Other Events.
On January 31, 2007, a federal jury in the United States District Court for the Northern District of California returned a unanimous verdict in the Company’s favor in a long-pending patent lawsuit against Emtrak, Inc., Jenoptik AG, and others. The verdict validated the Company’s patent relating to certain RFID technology, and awarded the Company damages of approximately $75 million. The verdict was subject to several post-trial motions.
On August 3, 2007, the district court granted defendants’ motion for judgment as a matter of law on the issue of obviousness. The effect of the district court’s judgment was to invalidate the Company’s ‘421 patent in suit and dispose of the action in its entirety in favor of defendants. The district court also conditionally granted defendants’ motion for a new trial on the issue of obviousness in the event the district court’s judgment is vacated or reversed on appeal. The district court terminated without prejudice defendants’ other post-trial motions, including motions challenging the award of damages. However, in so doing, the district court noted substantial legal questions with respect to the damages award, in particular that only a portion of our damages may be attributed directly to the patented Smart Traveler System, and stated that the district court’s present inclination would be to grant a new trial or remittitur in the event that the district court’s present judgment is vacated or reversed on appeal. The Company appealed the district court judgment.
On October 10, 2008, the United States Court of Appeals for the Federal Circuit affirmed the district court’s ruling on the defendants’ motion for judgment as a matter of law that the asserted claims of the ‘421 patent are invalid for obviousness. The Company is considering a further appeal.

Item 9.01 Financial Statements and Exhibits.
(c) Exhibits:

Exhibit
Number	Description
99.1	Second Amendment to Credit Agreement dated as of October 15, 2008 amount Asyst Technologies, Inc., Asyst Technologies Japan Holdings Company, Inc., and Asyst Technologies Japan, Inc., as Borrowers, and Keybank National Association, Administrative Agent, Lender, Swing Line Lender and L/C Issuer, and the Lenders party hereto, Lenders.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASYST TECHNOLOGIES, INC.
Date: October 20, 2008	By:	/s/ Steve Debenham
Steve Debenham
Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Second Amendment to Credit Agreement dated as of October 15, 2008 amount Asyst Technologies, Inc., Asyst Technologies Japan Holdings Company, Inc., and Asyst Technologies Japan, Inc., as Borrowers, and Keybank National Association, Administrative Agent, Lender, Swing Line Lender and L/C Issuer, and the Lenders party hereto, Lenders.